Exhibit 21.1




                Subsidiaries of Southern Financial Bancorp, Inc.
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Name of Subsidiary                         State of Incorporation / Organization
------------------                         -------------------------------------

Southern Financial Bank                    Virginia

Southern WebTech.com, Inc.                 Virginia